UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.___ )

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SIFCO Industries, Inc.
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
_______________________________________________________________
(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

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SIFCO Industries, Inc.

970 East 64th Street, Cleveland, Ohio 44103

NOTICE OF 2015 ANNUAL MEETING OF SHAREHOLDERS

The 2015 Annual Meeting of Shareholders of SIFCO Industries, Inc. will be held on January 28, 2015 at 10:30 a.m. local time at the Wyndham Irving-Orange County Airport, 17941 Von Karman Avenue, Irvine, California 92614, to consider and vote upon proposals to:

1.	Elect eight (8) directors, each to serve a one-year term expiring at the 2016 Annual Meeting;

2.	Ratify the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company; and

3.	Consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

The holders of record of Common Shares at the close of business on December 3, 2014 will be entitled to receive notice of and vote at the meeting.

The SIFCO Industries, Inc. Annual Report for the fiscal year ended September 30, 2014 is included with this Notice.

By order of the Board of Directors.

SIFCO Industries, Inc.

December 12, 2014	Megan L. Mehalko, Corporate Secretary

Kindly fill in, date and sign the enclosed proxy card and promptly return it in the enclosed addressed envelope, which requires no postage if mailed in the United States. If you are present and vote in person at the meeting, your proxy will not be used.

SIFCO Industries, Inc.
970 East 64th Street, Cleveland, Ohio 44103

PROXY STATEMENT
Notice of Internet Availability mailed on or about December 15, 2014

General Information

The proxy that accompanies this statement is solicited by the Board of Directors of SIFCO Industries, Inc. (the "Company" or "SIFCO") for use at the 2015 Annual Meeting of the Shareholders of the Company to be held January 28, 2015, or at any adjournment thereof.

As permitted by the Securities and Exchange Commission (the “SEC”), the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to all shareholders.  All shareholders will have the ability to access this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014 as filed with the SEC on December 2, 2014 on a website referred to in the Notice or to request a printed set of these materials at no charge. Instructions on how to access these materials over the Internet or to request a printed copy may be found in the Notice.

In addition, any shareholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The cost of solicitation of proxies in the form accompanying this statement will be borne by the Company. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to shareholders and will reduce the impact of annual meetings on the environment. A shareholder’s election to receive proxy materials by email will remain in effect until the shareholder terminates it.

Any shareholder giving a proxy for the meeting may revoke it before it is exercised by giving a later dated proxy or by giving notice of revocation to the Company in writing before or at the 2015 Annual Meeting. However, the mere presence at the 2015 Annual Meeting of the shareholder granting a proxy will not revoke the proxy. Unless revoked by notice as above stated, shares represented by valid proxies will be voted on all matters to be acted upon at the 2015 Annual Meeting. On any matter or matters with respect to which the proxy contains instructions for voting, such shares will be voted in accordance with such instructions. Abstentions and broker non-votes will be deemed to be present for the purpose of determining a quorum for the 2015 Annual Meeting. Abstentions will not affect the vote on Proposal No. 1, but will be counted as “votes against” with respect to proposal No. 2. Brokers who have not received voting instructions from beneficial owners generally may vote in their discretion with respect to the ratification of the selection of the independent registered public accounting firm, but will not be able to vote with respect to Proposal No. 1. Broker non-votes will not affect the outcome of any proposals brought before the 2015 Annual Meeting.

OUTSTANDING SHARES AND VOTING RIGHTS

The record date for determining shareholders entitled to vote at the 2015 Annual Meeting is December 3, 2014. As of October 31, 2014, the outstanding voting securities of the Company consisted of 5,447,555 common shares, $1.00 par value per share (“Common Shares”). Each Common Share, exclusive of treasury shares, has one vote. The Company held no Common Shares in its treasury on October 31, 2014. The holders of a majority of the Common

Shares of the Company issued and outstanding, present in person or by proxy, shall constitute a quorum for the purposes of the 2015 Annual Meeting.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows the number of shares of our common stock beneficially owned as of October 31, 2014 (unless otherwise indicated) by each person who, to our knowledge, beneficially owns more than 5% of our common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Ms. Janice Carlson and Mr. Charles H. Smith, III,	1,994,899 (1)	36.62% (1)
Trustees, Voting Trust Agreement
c/o SIFCO Industries, Inc.
970 E. 64th Street
Cleveland, OH 44103

Thomson Horstmann & Bryant, Inc.	798,538 (2)	14.66% (3)
501 Merritt 7
Norwalk, CT 06851

M. and S. Silk Revocable Trust	702,380 (3)	12.89% (3)
4946 Azusa Canyon Road
Irwindale, CA 91706

(1)
Based on a Schedule 13D/A filed with the Securities and Exchange Commission (“SEC”), as of January 31, 2013, Janice Carlson and Charles H. Smith, III beneficially owned, as Trustees, 1,994,899 Common Shares of the Company and such Common Shares have been deposited with them or their predecessors, as Trustees, under a Voting Trust Agreement entered into as of January 31, 2013. The Voting Trust Agreement is for a two-year term ending January 31, 2015. The Trustees under the Voting Trust Agreement share voting control with respect to all such Common Shares. Although the Trustees do not have the power to dispose of the shares subject to the Voting Trust, they share the power to terminate the Voting Trust or to return shares subject to the Voting Trust to holders of voting trust certificates. Mr. Hudson D. Smith beneficially owns of record 282,717 shares (5.19%) of the Company, of which 274,093 shares are subject to the Voting Trust Agreement.

(2)
Based on a Schedule 13G/A filed with the SEC on February 11, 2014, Thomson Horstmann & Bryant, Inc., an investment advisor registered under section 203 of the Investment Advisors Act of 1940, held shared voting and sole dispositive power over 359,347 and 798,538 Common Shares, respectively, of the Company.

(3) Based on a Schedule 13D/A filed with the SEC on May 21, 2009, M. and S. Silk Revocable Trust, Mark J. Silk and Sarah C. Silk, Co-Trustees, share both voting and dispositive power over 700,600 Common Shares of the Company as of May 21, 2009. During fiscal 2011, Mr. Silk was awarded 1,780 restricted shares as a director of the Company.

PROPOSAL 1 - TO ELECT EIGHT (8) DIRECTORS

Eight (8) directors are to be elected at the 2015 Annual Meeting to hold office until the next annual meeting of shareholders and/or until their respective successors are elected and qualified. Shares represented by validly given proxies will be voted in favor of the following persons to serve as directors unless the shareholder indicates to the contrary on the proxy. The eight (8) nominees receiving the most votes will be elected as directors at the 2015 Annual Meeting. Proxies cannot be voted for a greater number of nominees than the number named in this Proxy Statement.

Each of the below nominees has consented (i) to serve as a nominee, (ii) to being named as a nominee in this Proxy Statement and (iii) to serve as a director, if elected. Although the Company does not contemplate that any of the nominees will be unavailable for election, if a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, it is currently intended that the remaining directors will, by the vote of a majority of their number, designate a different nominee for election to the Board at the 2015 Annual Meeting.

Board Recommendation - The Board of Directors recommends that you vote FOR the election of all nominees. Unless you instruct otherwise on your proxy card or in person, your proxy will be voted in accordance with the Board’s recommendation.

Nominees for election to the Board of Directors

Set forth below for each nominee for election as a director is a brief statement, including the age, principal occupation and business experience, and any directorships held. The members of the Nominating and Governance Committee have recommended the persons listed below as nominees for the Board of Directors, all of whom presently are directors of the Company.

The Nominating and Governance Committee reviews and evaluates individuals for nomination, to stand for election as a director, who are recommended to the Nominating and Governance Committee in writing by any of our shareholders pursuant to the procedure outlined below in the section titled “Process for Selecting and Nominating Directors” on the same basis as candidates who are suggested by our current or past directors, executive officers, or other sources. In considering individuals for nomination to stand for election, the Nominating and Governance Committee will consider: (1) the current composition of directors and how they function as a group; (2) the skills, experiences or background, and the personalities, strengths, and weaknesses of current directors; (3) the value of contributions made by individual directors; (4) the need for a person with specific skills, experiences or background to be added to the Board; (5) any anticipated vacancies due to retirement or other reasons; and (6) other factors may enter into the nomination decision. The Nominating and Governance Committee endeavors to select nominees that contribute requisite skills and professional experiences in order to advance the performance of the Board of Directors and establish a well rounded Board with diverse views that reflect the interests of our shareholders. The Nominating and Governance Committee considers diversity as one of a number of factors in identifying nominees for directors, however, there is no formal policy in this regard. The Nominating and Governance Committee views diversity broadly to include diversity of experience, skills and viewpoint, in addition to traditional concepts of diversity, such as race and gender.

When considering an individual candidate’s suitability for the Board, the Nominating and Governance Committee does not prescribe minimum qualifications or standards for directors, however, the Nominating and Governance Committee looks for directors who have personal characteristics, educational backgrounds and relevant experience that would be expected to help further the goals of both the Board and the Company. The Nominating and Governance Committee will review the extent of the candidate’s demonstrated success in his or her chosen business, profession, or other career and the skills that the candidate would be expected to add to the Board. The Nominating and Governance Committee may, in certain cases, conduct interviews with the candidate and/or contact references, business associates, other members of boards on which the candidate serves or other appropriate persons to obtain additional information. The Nominating and Governance Committee will make its determinations on whether to nominate an individual candidate based on the Board’s then-current needs, the merits of that candidate and the qualifications of other available candidates. The types of key attributes and/or experience that the Nominating and Governance Committee believes the composite board membership needs to possess to ensure the existence of a functionally effective board are: (i) proven leadership capabilities; (ii) familiarity with the organizational and operational requirements of medium and large-sized manufacturing organizations; (iii) strategic planning; (iv) experience in mergers and acquisitions and an understanding of financial markets; (v) experience in finance and accounting; (vi) familiarity with the aerospace, defense, energy and related industries and markets, (vii) experience with public company compensation matters and structure; and (viii) service on the boards of directors of other companies – both public and private. The Nominating and Governance Committee believes that each of the nominees possess certain of the key attributes that the Committee believes to be important for an effective board.

John G. Chapman, Sr., CPA, 63, director of the Company since 2011. Mr. Chapman retired in 2011 from his position as Strategic Relationship Management Partner & Senior Contracting Partner with the firm of Deloitte LLP in Cleveland, Ohio. Prior to those responsibilities, Mr. Chapman served as an audit partner for Deloitte LLP, and its predecessor firm Touche Ross & Co. in Cleveland, Ohio starting in 1983.  Mr. Chapman started in the Touche Ross & Co. Chicago, Illinois office in 1972.  Mr. Chapman currently works as a contracting consultant to Deloitte LLP. Mr. Chapman serves on the board of trustees for Playhouse Square Foundation in Cleveland, Ohio.  Mr. Chapman’s training and background with a large accounting firm provides him with an understanding of accounting, audit, financial and information technology issues making him a significant contributor to the Board.

Jeffrey P. Gotschall, 66, director of the Company since 1986, Chairman of the Board since 2001. Mr. Gotschall previously served the Company as Chief Executive Officer from 1990 until his retirement in 2009 and served from 1989 to 2002 as President, from 1986 to 1990 as Chief Operating Officer, from 1986 through 1989 as Executive Vice President and from 1985 through 1989 as President of SIFCO Turbine Component Services, a former operating subsidiary of the Company. Mr. Gotschall’s long history with the Company, coupled with his management expertise, enables him to bring valuable perspective to the Board and its discussion of industry issues.

Michael S. Lipscomb, 68, President and Chief Executive Officer since August 2009 and a director of the Company since April 2010. Mr. Lipscomb previously served as a director of the Company from 2002 to 2006. Mr. Lipscomb is currently also the Chief Executive Officer of Aviation Component Solutions, a supplier of FAA-approved, second source replacement parts for commercial aircraft and engine components. Prior to joining the Company, Mr. Lipscomb was Chairman, President and Chief Executive Officer of Argo-Tech Corporation, which was acquired by Eaton Corporation in 2006, and was a leading maker of high-performance aerospace engine fuel pumps and systems, airframe fuel pumps and systems, and ground fueling products for commercial and military aerospace markets, from 1994 to 2007, President from 1990 to 1994, Executive V.P. and Chief Operating Officer from 1988 to 1990, and Vice President of Operations from 1986, when Argo-Tech was formed, to 1988. In 1981, Mr. Lipscomb joined the corporate staff of TRW, a conglomerate manufacturer of industrial bearings in aerospace, automotive, energy and general industrial markets, currently a part of Northrop Grumman Corp., and was appointed Director of Operations for the Power Accessories Division of TRW in 1985. Mr. Lipscomb previously served as a director of Argo-Tech and AT Holdings Corporation from 1990 to 2007. He serves on the boards of Ruhlin Construction Company and Altra Holdings, Inc. He is a former board member of the Aerospace Industries Association and General Aviation Manufacturers Association, an organization that represents the U.S. aerospace and defense industry. As a result of his prior executive positions and his public and private company board experience, Mr. Lipscomb brings his accomplished managerial, financial and industry background, as well as his solid understanding of strategy, operations, and sales to his role in management and on the Board of the Company.

Donald C. Molten, Jr., 57, director of the Company since 2010.  Mr. Molten is the Associate Headmaster at University School, a K-12 boys college preparatory school.  Prior to joining University School in 2004, Mr. Molten was a Managing Director and Partner of Linsalata Capital Partners, a private equity firm that specializes in acquiring middle market companies.  Mr. Molten is the former chairman and director of the Tranzonic Companies, Inc.  Mr. Molten also continues to serve on the board for U-Line Corporation, Inc., First Choice Packaging, Transpac, and Wellborn Forest Company.  Mr. Molten formerly served as director of America’s Body Company, CMS / Hartzell, Neff Motivation, Teleco and Degree Communications.  Prior to joining Linsalata Capital Partners, Mr. Molten was a vice president of Key Equity Capital and its predecessor, Society Venture Capital, entities that made equity investments on closely held businesses. His experience in equity and debt transactions and leveraged buyouts also includes seven years with The Northwestern Mutual Life Insurance Company. Mr. Molten provides significant experience in implementation of growth strategies, execution of strategic acquisitions and divestitures and meaningfully contributes to the Board’s discussion of strategic considerations.

Alayne L. Reitman, 50, director of the Company since 2002. Ms. Reitman currently serves as a Trustee of The Cleveland Museum of Natural History and is a member of the Audit Committee of Hawken School. Ms. Reitman serves on the board of Embedded Planet LLC, a high-tech start-up company, where she previously served from 1999 to 2001 as President. Ms. Reitman previously served from 1993 to 1998 as Vice President and Chief Financial Officer of the Tranzonic Companies, Inc., a manufacturer and distributor of a variety of cleaning, maintenance and personal protection products, and from 1991 to 1993 as Senior Financial Analyst for American Airlines. Ms. Reitman's leadership and her financial management experience permit her to be a significant resource to the Board.

Mark J. Silk, 48, director of the Company since 2014. Mr. Silk was previously involved with the Company as both a customer and former director. Mr. Silk is President and CEO of ThinKom Solutions, Inc., a designer and manufacturer of high performance antenna systems for the aeronautical and ground mobile satellite communications industry. Mr. Silk is also a partner in Blue Sea Capital, a middle-market private equity firm focused on investments in Aerospace and Defense, Healthcare and Industrial Growth. Mr. Silk is also the owner and Chairman of Arrow Engineering, Inc., which manufactures machined parts for the military and commercial aerospace industry. Mr. Silk was previously the President and CEO and a shareholder of Integrated Aerospace, Inc., a supplier of landing gear and external fuel tanks to the military and commercial aerospace industry and of Tri-Star Electronics International, Inc., a manufacturer of high reliability electrical contacts and specialty connectors for the military and commercial aerospace industry.  Mr. Silk’s broad industry knowledge and diverse investment expertise provides the Board with an expanded view of opportunities to grow the existing business and factors for consideration regarding acquisition opportunities.

Hudson D. Smith, 63, director of the Company since 1988. Mr. Smith is currently the President of Forged Aerospace Sales, LLC. Mr. Smith previously served the Company as Executive Vice President from 2003 through 2005; as Treasurer from 1983 through 2005; as President of SIFCO Forge Group, the Company's Cleveland forging operation from 1998 through 2003; as Vice President and General Manager of SIFCO Forge Group, from 1995 through 1997; as General Manager of SIFCO Forge Group from 1989 through 1995; and as General Sales Manager of SIFCO Forge Group from 1985 through 1989. Mr. Smith served as a board member of the Forging Industry Association from 2004 through 2008. Refer to “Director Compensation” below for a discussion of certain transactions between Mr. Smith and the Company. Mr. Smith’s historic and current involvement in the industry make him an invaluable contributor to considerations of industry trends and major customer matters.

Norman E. Wells, Jr., 66, director of the Company since 2013. Mr. Wells is currently a Partner and Operating Executive of SFW Capital Partners, LLC (“SFW”). In this capacity, he serves on the board of Spectro, Inc., an

SFW portfolio investment. Mr. Wells is also the Chairman of the Board of the Summa Health System, a not-for-profit health care provider. Mr. Wells previously served as Chairman and CEO of Sovereign Specialty Chemicals, Inc. from 2002 to 2005; as CEO of Easco Aluminum, Inc. from 1996 until 1999; and as CEO of CasTech Aluminum Group Inc. from 1991 to 1996. Mr. Wells also served on the boards of Dal-Tile International and Manchester Tank & Equipment Co. Mr. Wells’ experience in managerial positions and with boards of directors of other businesses provides valuable business acumen and strategic insight to the Board.

Each of the foregoing nominees was recommended by the Nominating and Governance Committee. There are, and during the past ten years there have been, no legal proceedings material to an evaluation of the ability of any director or executive officer of the Company to act in such capacity or concerning his or her integrity. There are no family relationships among any of the directors and executive officers except that Mr. Gotschall and Mr. Smith are cousins.

STOCK OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND NOMINEES

The following table sets forth, as of October 31, 2014, the number of Common Shares of the Company beneficially owned by each director, nominee for director and named executive officer and all directors and executive officers as a group, according to information furnished to the Company by such persons:

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership (1)	Percent of Class

Mark J. Silk	702,380	12.89%
Hudson D. Smith (2)(3)(5)	282,717	5.19%
Michael S. Lipscomb (3)	214,180	3.93%
Jeffrey P. Gotschall (2)(3)(5)	160,018	2.94%
James P. Woidke (4)	35,393	*
Donald C. Molten, Jr.	15,424	*
John G. Chapman, Sr.	11,216	*
Alayne L. Reitman	9,324	*
Catherine M. Kramer (4)	8,975	*
Norman E. Wells, Jr.	4,132	*

All Directors and Executive Officers as a Group (1)	1,443,759	26.50%

*Common Shares owned are less than one percent of class.

(1)	Unless otherwise stated below, the named person owns all of such shares of record and has sole voting and investment power as to those shares.

(2)
In the cases of Mr. Gotschall and Mr. Smith, includes 400 shares and 22,955 shares, respectively, owned by their spouses and any children or in trust for them, their spouses and their lineal descendants.

(3)
Includes Voting Trust Certificates issued by the aforementioned (see page 3) Voting Trust representing an equivalent number of Common Shares held by such Trust as follows: Mr. Gotschall – 152,629, Mr. Smith – 274,093 and Mr. Lipscomb - 150,000.

(4)
A portion of the total number of shares for the following persons represents the target number of shares related to performance-based awards which are outstanding as of October 31, 2014 with respect to the 2007 LTIP: Mr. Woidke – 24,300 shares and Ms. Kramer – 8,975 shares.

(5)	Mr. Gotschall and Mr. Smith are cousins.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires the Company’s officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the U.S. Securities and Exchange Commission (“SEC”). Officers, directors and greater than ten percent (10%) shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company during, or with respect to, the fiscal year ended September 30, 2014, the Company believes that no director, officer, beneficial owner of more than ten percent (10%) of its outstanding Common Shares or any other person subject to Section 16(a) of the Exchange Act failed to file on a timely basis during fiscal 2014 any reports required by 16(a) of the Exchange Act, except for the following individuals: Mr. Chapman (one untimely Form 4 for two transactions), Mr. Gotschall (one untimely Form 4 for one transaction), Mr. Molten (one untimely Form 4 for one transaction), Ms. Reitman (one untimely Form 4 for one transaction), Mr. Smith (one untimely Form 4 for three transactions), Mr. Wells (one untimely Form 4 for one transaction), and Mr. Woidke (two untimely Form 4s for three transactions).

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Board of Directors - The Company's Board of Directors held seven (7) scheduled meetings during fiscal 2014. The Board of Directors' standing committees are the Audit, Compensation, Nominating and Governance Committees. From time-to-time, the Board may determine that it is appropriate to form a special committee of its independent directors to address a particular matter(s) not specific to one of its standing committees. Directors are expected to attend Board meetings, the annual shareholders’ meeting, and meetings of the committees on which he or she serves. During fiscal 2014, each director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. SIFCO’s independent directors meet in executive session at each regularly scheduled Board meeting. All of the directors attended the Company’s 2014 Annual Meeting of Shareholders.

Director Independence - The members of the Board of Directors' standing committees are all independent directors as defined in Section 803 of the NYSE MKT Company Guide. The Board has affirmatively determined that Mr. Molten, Jr., Ms. Reitman, Mr. Chapman, Sr., Mr. Wells, Jr. and Mr. Silk meet these standards of independence. There are no undisclosed transactions, relationships, or arrangements between the Company and any of such directors. The Board has affirmatively determined that Mr. Gotschall, a previous employee of the Company in the prior year, Mr. Lipscomb, a current employee of the Company, and Mr. Smith's relationship as described in the Director Compensation section included herein do not meet these standards of independence, are therefore not independent and, accordingly, are not members of any of the Board’s standing committees.

Board Committees

Audit Committee - The functions of the Audit Committee are to select, subject to shareholder ratification, the Company’s independent registered public accounting firm; to approve all non-audit related services performed by the Company’s independent registered public accounting firm; to determine the scope of the audit; to discuss any special problems that may arise during the course of the audit; and to review the audit and its findings for the purpose of reporting to the Board of Directors. Further, the Audit Committee receives a written statement delineating the relationship between the independent registered public accounting firm and the Company. None of the members of the Audit Committee participated in the preparation of the Company’s financial statements at any time during the past three (3) years. The members of the Audit Committee are all independent directors as defined in Section 803 of the NYSE MKT Company Guide and SEC Rule 10A-3. Each member of the Audit Committee is financially literate and Ms. Reitman is designated as the Audit Committee financial expert. None of the Audit Committee members serve on more than one (1) other public company audit committee. The Audit Committee, currently composed of Ms. Reitman (Chairperson), Mr. Molten, Jr., Mr. Wells, Jr. and Mr. Chapman, Sr., held four (4) meetings during fiscal 2014. The Audit Committee operates under a written charter that is available on the Company’s website at www.sifco.com.

Compensation Committee - The functions of the Compensation Committee are to review and make recommendations to the Board to ensure that our executive compensation and benefit programs are consistent with our compensation philosophy and corporate governance guidelines and, subject to the approval of the Board, to establish the executive compensation packages offered to directors and officers. Officers’ base salary, target annual incentive compensation awards and granting of long-term equity-based incentive compensation, and the number of shares that should be subject to each equity instrument so granted, are set at competitive levels with the opportunity to earn competitive pay for targeted performance as measured against a peer group of companies. The Compensation Committee is appointed by the Board, and consists entirely of directors who are independent directors as defined in Section 803 of the NYSE MKT Company Guide. Our Compensation Committee, currently composed of Mr. Wells, Jr. (Chairperson), Ms. Reitman, Mr. Molten, Jr., and Mr. Chapman, Sr., held four (4) meetings during fiscal 2014 and conducted other committee discussions as a part of a regular board meeting, some of which discussions were conducted without the CEO present. The Compensation Committee operates under a written charter that is available on the Company’s website at www.sifco.com.

Nominating and Governance Committee - The functions of the Nominating and Governance Committee are to recommend candidates for the Board of Directors and address issues relating to (i) senior management performance and succession and (ii) the composition and procedures of the Board. The Nominating and Governance Committee is currently composed of Mr. Chapman, Sr. (Chairperson), Ms. Reitman, Mr. Wells, Jr., and Mr. Molten, Jr. The members of the Nominating and Governance Committee are all independent directors as defined in Section 803 of the NYSE MKT Company Guide. The Nominating and Governance Committee held one (1) meeting during fiscal 2014. Other functions of the Nominating and Governance Committee were fulfilled during sessions of the full Board of Directors. The Nominating and Governance Committee operates under a written charter that is available on the Company’s website at www.sifco.com.

Board Role in Risk Oversight - The Board reviews the Company’s annual plan and strategic plan, which address, among other things, the risks and opportunities facing the Company. The Board also has overall responsibility for executive officer succession planning, and discusses and reviews succession planning on a regular basis. Certain areas of oversight may be delegated to the relevant committees of the Board and the committees report back on their deliberations. This oversight is enabled by reporting processes that are designed to provide visibility to the Board about the identification, assessment, monitoring and management of enterprise-wide risks. Management incorporates enterprise-wide risk assessment of the Company as part of its annual planning process, including each of its business segments, and presents it to the Board for review as part of senior management’s annual planning document. The principal areas of this risk assessment include a review of strategic business, financial, operational, compliance and technology objectives and the potential risk for the Company. In addition, on an ongoing basis: (a) the Audit Committee maintains primary responsibility for oversight of risks and exposures pertaining to the accounting, auditing and financial reporting processes of the Company; (b) the Compensation Committee maintains primary responsibility for risks and exposures associated with oversight of the administration and implementation of our compensation policies; and (c) the Nominating and Governance Committee maintains primary responsibility for risks and exposures associated with corporate governance and succession planning.

Separation of Role of Chairman of the Board and CEO - The Board has appointed Mr. Gotschall as Chairman of the Board of Directors, separating the role from the Chief Executive Officer.  The Company has determined this structure to be most effective as the Chairman serves as a liaison between our directors and management and helps to maintain communication and discussion among the Board and management.  The Chairman serves in a presiding capacity at meetings and has such other duties as are determined by the Board from time to time.

Process for Selecting and Nominating Directors - In its role as the nominating body for the Board, the Nominating and Governance Committee reviews the credentials of potential director candidates (including any potential candidates recommended by shareholders), conducts interviews and makes formal recommendations to the Board for the annual and any interim election of directors. The Nominating and Governance Committee will consider shareholder nominations for directors at any time. Any shareholder desiring to have a nominee considered by the Nominating and Governance Committee should submit such recommendation in writing to a member of the Nominating and Governance Committee or the Corporate Secretary of the Company, c/o SIFCO Industries, Inc., 970 East 64th Street, Cleveland, OH 44103. The recommendation letter should include the shareholder’s own name, address and the number of shares owned and the candidate’s name, age, business address, residence address, and principal occupation, as well as the number of shares the candidate owns. The letter should provide all of the information that would need to be disclosed in the solicitation of proxies for the election of directors under federal securities laws. Finally, the shareholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. The Company may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.

Compensation Committee Interlocks and Insider Participation - None of the directors who served on the Compensation Committee during fiscal 2014 was a current or former officer or an employee of the Company or had any relationship with the Company that would be required to be disclosed by the Company under applicable related party transaction requirements. During fiscal 2014, no executive officer of the Company served as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or Compensation Committee and, therefore, there were no interlocking relationships (as described in Item 407(e)(iii) of SEC Regulation S-K) between members of the Compensation Committee and the Company. Mr. Molten, Jr., Ms. Reitman, Mr. Wells, Jr. and Mr. Chapman, Sr. served as the members of the Compensation Committee during fiscal 2014.

Communications with the Board of Directors – Shareholders may communicate their concerns directly to the entire Board of Directors or specifically to non-management directors of the Board. Such communication can be confidential or anonymous, if so designated, and may be submitted in writing to the following address: Board of Directors, SIFCO Industries, Inc., c/o Ms. Megan L. Mehalko, Corporate Secretary, 970 E. 64th Street, Cleveland, Ohio 44103, who will forward the communication to the specified director(s) as necessary.

Code of Ethics – The Company’s Code of Ethics applies to all of its Directors and its employees, including its Chief Executive Officer and its Chief Financial Officer. The Code of Ethics and all committee charters are posted in the Investor Relations portion of the Company website at www.sifco.com.

Certain Relationships and Related Transactions - There were no transactions between the Company and its officers, directors or any person related to its officers or directors, or with any holder of more than 5% of the Company’s Common Shares, either during fiscal 2014 or up to the date of this proxy statement, except for the following relationships:

•	Mr. Smith maintains a sales representative agreement that is in place with the Company and that is discussed below under the heading “Director Compensation.”

The Company reviews all transactions between the Company and any of its officers and directors. The Company’s Code of Ethics, which applies to all employees, emphasizes the importance of avoiding situations or transactions in which personal interests may interfere with the best interests of the Company or its shareholders. In addition, the Company’s general corporate governance practice includes board-level discussion and assessment of procedures for discussing and assessing relationships, including business, financial, familial and nonprofit, among the Company and its officers and directors, to the extent that they may arise. The Board reviews any transaction with an officer or director to determine, on a case-by-case basis, whether a conflict of interest exists. The Board ensures that all directors voting on such a matter have no interest in the matter and discusses the transaction with counsel as the Board deems necessary. The Board will generally delegate the task of discussing, reviewing and approving transactions between the Company and any of its related persons to the Audit Committee.

COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

Executive Summary:
The Compensation Committee manages our executive pay program. The role of the Compensation Committee is to approve the Company’s compensation philosophy, oversee our executive pay plans and policies, administer our stock plans, engage outside consultants, as appropriate, and annually review and make recommendations to the Board for all pay decisions relating to our executives, including the Named Executive Officers (“NEOs”):

•	Michael S. Lipscomb, Chief Executive Officer

•	James P. Woidke, Executive Vice President and Chief Operating Officer

•	Catherine M. Kramer, Chief Financial Officer and Vice President, Finance

Our executive pay program for fiscal 2014 should be considered with these points in mind:

•	We have a strong balance sheet and financial liquidity to pursue strategic goals to enhance shareholder value as reflected in the its most recent Annual Report on Form 10-K.

•
We target total direct compensation (defined as base salary, target annual incentive opportunity and long-term incentives) at the median of the competitive market, and places relatively more emphasis on long-term equity incentives that are aligned with shareholder value.

•
We continue to use predominately performance shares in our long-term incentive program, directly tying a significant portion of our NEOs' total compensation to long-term financial results that benefit shareholders.

•
We use several pay practices and policies that are in the best interests of our shareholders, including not providing perquisites, limited executive retirement benefits, and stock ownership guidelines.

•	We do not use employment contracts for our NEOs and instead use severance agreements or change in control agreements to provide greater flexibility in managing executive severance benefits.

    The remainder of this report provides background for these conclusions and examines our pay philosophy and objectives, the process used to set pay for fiscal 2014, the elements of pay awarded and other policies affecting our executive pay program.

Pay Philosophy and Practices

Our philosophy for compensation policies and practices for all of our employees uses a balance of salary, annual cash incentives and, in some cases, equity-based compensation that supports the enhancement of revenue, earnings and cash performance of the Company for our shareholders without creating undue risk. Under our long term incentive program adopted in 2007 (the “LTIP”), we use a blend of performance-based awards and service-based awards with a greater emphasis on performance-based awards to further align the interests of our employees with those of our shareholders.

Our success depends largely on the contributions of motivated, focused and energized executives all working to achieve our strategic objectives. The Compensation Committee and senior management, with assistance from our independent compensation advisor, develop competitive pay programs for our executives and we follow the basic tenets set forth below:

What We Do:

•	Pay for Performance

•	Reasonable Post-Employment/Change in Control Provisions

•	Double Trigger Change in Control Agreements

•	Share Ownership Guidelines

•	Share Retention Requirements post-vesting, regardless of ownership level

•	Use an Independent Compensation Advisor

What We Don’t Do:

•	Enter into Employment Contracts

•	Offer Tax Gross-Ups

•	Issue Stock Options

•	Provide Executive Perquisites
Process Used to Set Pay for Fiscal 2014
Our executive pay program for fiscal 2014 was created with input from:

•	Compensation Committee;

•	Senior Management;

•	Independent Compensation Advisor; and

•	Outside Advisors, including legal counsel.

Role of Compensation Committee:

Four independent directors comprise our Compensation Committee, which is responsible for establishing and administering our compensation policies, programs and procedures. In performing its duties, the Compensation Committee may request information from senior management regarding the Company’s performance, pay and programs to assist it in its actions. Moreover, the Compensation Committee has the authority to retain outside advisors as needed to assist it in reviewing the Company’s programs, revising them and providing analysis regarding competitive pay information.

The Compensation Committee annually reviews and establishes the goals used for our incentive plans. In addition, it annually assesses the performance of the Company and the Chief Executive Officer. Based on this evaluation, the Compensation Committee then recommends the Chief Executive Officer’s compensation for the next year to the Board for its consideration and approval. In addition, the Compensation Committee reviews the Chief Executive Officer’s compensation recommendations for the Chief Operating Officer and Chief Financial Officer, providing appropriate input and approving final awards. Finally, the Compensation Committee provides guidance and final approval to the Chief Executive Officer with regard to the determination of the compensation of other key executives.

Role of Senior Management:

The Company’s management serves in an advisory or support capacity as the Compensation Committee carries out its charter. Typically, the Company’s Chief Executive Officer participates in meetings of the Compensation Committee. The Company’s other NEOs and senior management may participate as necessary or at the Compensation Committee’s request. The NEOs and senior management normally provide the Compensation Committee with information regarding the Company’s performance, as well as information regarding executives who participate in the Company’s various plans. Such data is usually focused on the executives’ historical pay and benefit levels, plan costs, context for how programs have changed over time and input regarding particular management issues that need to be addressed. In addition, management normally furnishes similar information to the Compensation Committee’s independent compensation advisor.

Management provides input regarding the recommendations made by outside advisors or the Compensation Committee. Management implements, communicates and administers the programs approved by the Compensation Committee.

The Chief Executive Officer annually evaluates the performance of the Company and its other NEOs. Based on his evaluation, he provides the Compensation Committee with his recommendations regarding the pay for the Chief Operating Officer and Chief Financial Officer for its consideration, input and approval. The Compensation Committee, in turn, authorizes the Chief Executive Officer to establish the pay for the Company’s other executives based on terms consistent with those used to establish the pay of the NEOs. Members of management present at meetings when pay is discussed are recused from such discussions when the Compensation Committee focuses on their individual pay.

Role of Independent Compensation Advisor:

The fiscal 2014 pay program utilized compensation data from a market pay study conducted by Pay Governance (“Pay Governance”). This study was commissioned by the Compensation Committee in fiscal 2013 in order to achieve a comprehensive, independent review of the Company’s executive compensation program.

Changes to our target and actual pay elements and to the structure of our pay programs were identified as a result of the study, as thoroughly discussed in our prior year CD&A. The Company elected to implement these changes over a multi-year period, which began in fiscal 2013 and will continue into fiscal 2015.

The Pay Governance study provided compensation information from a peer group of companies in technology-oriented metals manufacturing companies whose median revenues and assets are comparable to ours, as well as data from compensation surveys that included hundreds of companies in a broader range of industries with revenues that are comparable to ours. We continued to reference this data when making our fiscal 2014 and fiscal 2015 pay decisions. The peer group used included the following companies:

Air Industries Group, Inc.	Dynamic Materials Corp
Allied Motion Technologies, Inc.	EDAC Technologies Corp.
American Superconductor Corp.	Graham Corp.
Breeze-Eastern Corporation	Natural Gas Services Group, Inc.
Broadway Energy, Inc.	Power Solutions International, Inc.
Butler National Co.	Sun Hydraulics Corp
Capstone Turbine Corp.	Synalloy Corp.
CPI Aerostructures, Inc.	Universal Stainless & Alloy Products

In fiscal 2014, the Company utilized Pay Governance to provide reports about our industry peer group in order to be able to determine our relative EBITDA margin performance under the long-term incentive plan awards.

We believe our practices are consistent with the practices for other companies of our size, reflect best practices regarding the governance of executive pay programs and reflect the executive pay program’s objectives of delivering competitive and appropriate pay aligned with our shareholders’ interests.
Elements of Pay for Fiscal 2014
The basic elements of our compensation package include:

•	Base salary;

•	Annual incentive opportunities;

•	Long-term equity incentives in the form of performance shares; and

•	Retirement and other benefits generally available to all other Company employees.

Our pay philosophy targets total direct compensation at the market median, recognizing the importance of identifying an appropriate peer group. We believe targeting median pay levels is appropriate as it is sufficient to attract and retain key executives, but does not position our compensation costs out of line with other companies of similar size. Pay can vary from target levels to the degree that an executive’s individual experience and performance varies, and to the degree the Company’s performance or stock price increases or decreases, affecting the value our executives realize from SIFCO’s annual incentive and long-term incentive awards.
We do not have a prescribed or target pay mix for our NEOs. However, a significant portion of our NEOs' total compensation is performance-based. The following table shows the percentage of each NEO’s total target direct compensation that was attributable to base salary, target annual cash incentives, and long-term equity incentives in fiscal 2014. Because annual cash incentives and long-term equity incentives are tied to meeting specific, pre-

defined performance goals, these pay components are considered to be performance-based. All NEOs had at least 49% of their target total compensation allocated to performance-based pay:

Component of Pay	Mr. Michael S. Lipscomb	Mr. James P. Woidke	Ms. Catherine M. Kramer
Base Salary	31%	51%	49%
Target Annual Incentives	19%	23%	27%
Long-Term Incentives	50%	26%	24%
Base Salaries:
Base salaries are the guaranteed part of our executives’ pay. We pay base salaries to recognize the skills, competencies, experience, and individual performance an executive brings to his or her role. As a result, changes in base salary result primarily from changes in the executive’s responsibilities, an assessment of their annual performance, our financial ability to pay base salaries and provide increases to them, and our analysis of market pay trends.
Salaries for our executives are based on the scope of their responsibilities and their relevant background, training and experience. Data on compensation practices of companies similar to ours is also considered in setting base salaries. The Compensation Committee targets base salaries at approximately the 50th percentile, but also considers an individual’s experience, performance, and external market conditions. Under the terms of Mr. Woidke’s severance agreement, his compensation may not be materially decreased.
Based on company performance, senior management’s recommendations, and the existing survey data, the Compensation Committee approved a base salary increase of 5% for Mr. Woidke and 10% for Ms. Kramer at the beginning of fiscal 2014. These increases resulted in Mr. Woidke’s base salary remaining just below the market 50th percentile for his position, and in Ms. Kramer’s base salary increasing to 82% of the market 50th percentile for her position. Ms. Kramer’s salary position relative to market median reflects her short tenure in the Chief Financial Officer position.
Prior to October 1, 2013, Mr. Lipscomb was retained by the Company on a contract/consulting basis at a rate of $2,500 per day. Effective October 1, 2013, Mr. Lipscomb became a full-time, at-will employee of the Company. His base salary was established at 84% of the market median in order to provide more aggressive performance-based compensation opportunities, as discussed below.

Annual Cash Incentives:
In keeping with our policy of rewarding our executive officers for performance, executives, including our NEOs, were eligible to earn annual cash incentives under our annual incentive plan. Incentives under the plan increase each executive’s focus on specific short-term corporate operational goals. As a result, it balances the objectives of our other pay programs, which concentrate on individual performance (base salaries), and long-term financial results and stock price growth (long-term equity incentives). Finally, annual cash incentives allow us to manage fixed compensation costs, while still providing executives with competitive cash compensation consisting of salaries and incentives.
Each year, the Compensation Committee approves a target annual incentive opportunity for each NEO. Generally, we intend for our target incentives to be at median levels to provide competitive rewards to executives for achieving annual operating results. For fiscal 2014, our target incentives were 60% of salary for Mr. Lipscomb, 55% of salary for Mr. Woidke, and 45% of salary for Ms. Kramer. In Mr. Lipscomb's case, the target cash incentive was set slightly below the market median of 65% in order to provide more aggressive long-term incentive opportunities, as discussed below. Actual incentives can range from 0% to 150% of target depending on actual performance, practices that are consistent with the range of annual incentive opportunities of peers and those of other companies our size. In this manner, we can reward our executives with higher levels of cash compensation for results that substantially exceed target results. Conversely, we pay relatively lower levels of cash compensation for results that fail to meet threshold levels of performance.

Annual cash incentives are based primarily on earnings before interest, taxes, depreciation and amortization (“EBITDA”), as adjusted for (i) (gain)/loss on the disposition or impairment of assets; (ii) LIFO adjustment; (iii) equity compensation expense; (iv) Salaried Retirement Plan pension settlement expense; (v) M&A transaction expenses; (vi) purchase price adjustment for inventory fair value adjustment; and (vii) Incentive Expense over/(under) Plan; and (viii) adjustments that are approved by the Compensation Committee. EBITDA results determine 100% of an executive’s annual cash incentive, subject to modification based on the Company’s working capital levels. Working capital is based on (i) FIFO based inventory; (ii) accounts receivable, (iii) accounts payable; and (iv) accrued expenses. If working capital is maintained within the target range, earned incentives are not adjusted. If working capital is below the target, earned incentives may be increased by up to 10%. If working capital is above the target range, earned incentives may be decreased by up to 10%. The working capital adjustment may not increase the total incentive paid to more than 150% of target.

The use of EBITDA as an incentive plan metric focuses on core operating profitability and is not influenced by accounting policies, significant non-operating results or other extraordinary items that can obscure operating results. We believe consistent improvements in our operating results over time should produce value for our shareholders over the long term. The working capital modifier balances the profitability focus of EBITDA by measuring our ability to generate discretionary cash that can be used to invest in assets, make acquisitions, retire debt, and pay dividends. It also serves to focus all incentive plan participants, including individuals beyond the NEOs, to efficiently use the capital that is within their control or influence.

Each year, the Compensation Committee approves annual performance targets for EBITDA and working capital. These targets are based on the annual financial plan developed by our senior management through vigorous top-down and bottom-up planning, evaluation of business expectations, customer reviews, raw material availability, pricing evaluations, SG&A considerations and general economic conditions. The annual financial plan is reviewed and approved by the Board. Performance targets are intended to be challenging, yet reasonably attainable. Once targets are established, the Compensation Committee sets minimum and maximum performance levels to appropriately reward for results that exceed or fall short of target expectations. At minimum performance, 50% of target incentives are paid; at maximum performance, 150% of target incentives are paid.

For fiscal 2014, actual EBITDA results were slightly below target and actual working capital was within the target range, resulting in a payout percentage of 98% of target. Based on this payout percentage and the executive’s target incentive opportunity, Mr. Lipscomb, Mr. Woidke and Ms. Kramer received an incentive award of $200,574, $163,134, and $87,523, respectively, for fiscal 2014. These awards follow the annual incentive plan’s payout formula; no discretionary adjustments were made. These cash incentives were paid in November 2014.

Performance Objective	Incentive % Target Award (1)	Adjusted EBITDA (2) ($ Thousands)	Working Capital ($ Thousands)
Minimum	50%	$15,404	$34,420
Target	100%	$19,255	$37,011
Maximum	150%	$23,106	$39,602

2014 Actual Results	99%	$19,043	$35,803
2014 Percentage Payout		97%	N/A
(1) Incentive awards for results in between performance objectives are interpolated
(2) Adjusted to exclude discontinued operations

Long-Term Incentives:

The 2007 Long Term Incentive Plan (“LTIP”) provides us with flexibility to grant stock options, stock appreciation rights, performance share awards, restricted stock, stock units, and other forms of equity-based awards. To date, the Company has chosen to use performance share awards as the primary vehicle for delivering equity to executives and to use restricted stock on a limited basis. Performance share awards are consistent with our goal of motivating and rewarding our executive officers for achieving long-term performance goals that increase shareholder value, and they promote SIFCO’s long-term interests by aiding the retention of high-quality executives. Our use of long-term equity incentives reflects the belief that a significant component of executive compensation should be at risk where the amount earned depends on achieving Company performance objectives designed to enhance shareholder value. Finally, long-term incentives in the form of stock help build executive stock ownership, consistent with our stock ownership objectives more fully described in the section titled “Stock Ownership Guidelines” and strengthen the alignment with our shareholders’ interests.

Each year, the Compensation Committee approves a target long-term incentive opportunity for each NEO. We intend for our target incentives to be at or above median levels to provide competitive rewards to executives for achieving long-term financial and strategic results. As discussed earlier, Mr. Lipscomb's base pay and annual cash incentive opportunity are maintained below the market median in order to provide more significant compensation opportunities under the LTIP, which most closely aligns with shareholder value. Ms. Kramer's LTIP target award is currently set above the market median in order to achieve a total direct compensation opportunity that is closer to the market median. For fiscal 2014, Mr. Lipscomb's target award was set at 160% of base salary, and Mr. Woidke’s and Ms. Kramer's target awards were set at 50% of base salary.

Actual incentives can range from 0% to 150% of target depending on actual performance, practices that are consistent with the range of annual incentive opportunities of peers and those of other companies our size. In this manner, we can reward our executives with higher levels of equity compensation for results that substantially exceed target results. Conversely, we pay relatively lower levels of equity compensation for results that fail to meet threshold levels of performance.

To strengthen the awards’ long-term ties to performance, as well as to help retain our executives, long-term incentives are earned over a multi-year period, based on the achievement of pre-established objectives for the period. For the three-year period beginning in fiscal 2014 and ending in fiscal 2016, long-term incentives are based on our EBITDA margin relative to a performance peer group that was adopted by the Compensation Committee. The peer group consists of companies operating in our primary industry of aerospace and defense. We believe that comparing our EBITDA margin to this industry peer group measures how well our executive team responds to the challenges and opportunities of the markets within which we compete. This focus on optimizing profitability in any economic cycle encourages our executives to continually improve operating results, which in turn should produce value to our shareholders over the long term. The Company set the performance goal equal to the 50th percentile of the performance peer group. The performance threshold was set at the 35th percentile of the peer group and the performance maximum was set at the 75th percentile.

Following the pay study conducted by Pay Governance that led to the adoption of the relative EBITDA margin performance metric for the LTIP, the Compensation Committee determined that it was important to have consistency in the performance metrics used in the LTIP grants, particularly due to the overlapping nature of the multi-year award cycles. To achieve this consistency, the Committee made the decision to cancel the 2013 - 2015 LTIP awards granted in the prior year, which used a different performance metric, and to grant new LTIP awards using relative EBITDA margin as the performance metric. The new LTIP grant has a two-year performance period covering fiscal 2014 and 2015. The number of shares originally granted under the canceled 2013 - 2015 awards were granted for the new 2014 - 2015 award.

For the three-year period ending in fiscal 2014, the LTIP used cumulative EBITDA as the performance metric. The original performance objective was adjusted to include acquired businesses and exclude divested and discontinued businesses. The adjusted EBITDA performance objective ranged from $64.9 million at threshold to $72.1 million at target and $79.3 million at maximum performance. For such three-year period, the Company achieved a three-year EBITDA of $57.5 million, or 80% of target, resulting in no shares being earned.

In November 2014, the Committee approved a grant of 3,850 shares, 4,200 shares and 400 shares of restricted stock to Mr. Lipscomb, Mr. Woidke and Ms. Kramer, respectively, to recognize the significant contributions made by each of them in re-shaping the Company. In making this award, the Committee noted the diversification of the Company's end markets achieved both organically and through strategic acquisitions and the success of important infrastructure investments to support future growth.
Retirement and Other Benefits:
We also maintain qualified retirement programs to provide our executives and other employees basic life and income security needs and recognize individual contributions during their career with SIFCO. The NEOs participate in our qualified retirement plan (a tax-qualified 401(k) Plan, pursuant to which all participants are eligible to receive matching contributions from the Company) on the same terms as all of our other employees. NEOs also participate in broad-based benefit plans that are available to all employees, including health insurance and life and disability insurance. Executives’ benefits are not tied to individual or Company performance, which is the same approach used for other employees. Moreover, changes to executives’ benefits reflect the changes to the benefits of other employees.
Executive Perquisites:
We do not and have not historically provided any executive perquisites. We believe this practice supports the pay-for-performance tenet of our compensation philosophy and supports our open, interactive culture by aligning executives with other employees.
Other Policies and Practices
Timing of Equity Grants and Grant Price:    Performance share grants are generally awarded during the first Compensation Committee meeting of the fiscal year, normally in early or mid-November. This meeting date is normally set a year in advance, limiting our ability to time the market for equity awards. The value of any such grants is determined by the 90-day average closing price of our stock on the NYSE MKT as of the last day of the fiscal year (September 30). In addition, from time-to-time during the year, the Compensation Committee may make grants to a new employee or, in rare circumstances, to a current employee. In such cases, the value of the grants is also determined by the 90-day average closing price of our stock on the NYSE MKT as of the last day of the fiscal year.
Stock Ownership Guidelines:    A key objective of our long-term incentive awards is to encourage and build stock ownership. As a result, we adopted stock ownership guidelines that are common at other companies. These guidelines were adopted in January 2008 and require our NEOs to own shares that are equal to two times their base salary. Until the ownership guideline is achieved, NEOs are required to retain 100% of the net shares (after settling tax obligations) delivered through the LTIP. In addition, NEOs are required to retain all net shares delivered through the LTIP for a minimum of one year following receipt of the shares, regardless of whether the ownership guideline has been achieved. In determining stock ownership, we count all shares reported on SEC Form 4 as “beneficially owned”, including shares owned jointly with a spouse or separately by a spouse and/or children that share the NEO’s household.
Accounting and Tax Considerations:    In designing our compensation programs, we take into consideration the accounting and tax effect, including the impact of Section 162(m) of the Internal Revenue Code, that the components will have or may have on our executive officers and the Company. Our Long-Term Incentive Plan meets the definition of “performance based compensation” under Section 162(m).

Pay Decisions for Fiscal 2015

The Company received a favorable say on pay vote at its 2014 Annual Shareholders' meeting and as a result the Compensation Committee did not deem it necessary to make any changes to its fiscal 2015 pay methodology. Therefore the approved fiscal 2015 executive pay program for NEOs continues the pay programs adopted last year as a result of the Pay Governance market study:

•
Base salaries for fiscal 2015 were increased at a higher rate. Mr. Woidke's base salary was increased by 14% to recognize his continued development and organizational contribution. Ms. Kramer's base salary was increased by 10% in order to bring her closer to the market median. Mr. Lipscomb's base salary was increased by 5% and continues to be positioned well below the market median.

•
Annual cash incentives remain tied to achieving financial plan EBITDA and working capital. The performance range for the annual cash incentive plan will be maintained at 80% of plan as the performance threshold and 120% of plan as the performance maximum, to provide appropriate motivational value to participants while driving higher financial results that can create value for shareholders;

•	NEOs will continue to receive performance shares as the equity vehicle under the LTIP;

•	Performance share awards will continue to have double-trigger change in control provisions;

•
Performance shares will continue to be tied to EBITDA margin relative to the performance peer group that was adopted by the Compensation Committee. Performance will continue to be targeted at the 50th percentile of peer group performance, with threshold performance established at the 35th percentile and maximum performance at the 75th percentile of the peer group.

•
For Mr. Lipscomb, Mr. Woidke and Ms. Kramer, target incentive opportunities for fiscal 2015 will remain at the levels established in 2014, which were target annual incentive opportunities of 60%, 55% and 45% , respectively; and target long-term incentive opportunities of 160% for Mr. Lipscomb and 50% for both Mr. Woidke and Ms. Kramer. This results in target total direct compensation that is consistent with the market median for Mr. Woidke and Ms. Kramer, and above the market median for Mr. Lipscomb. As discussed earlier, the Committee has established a pay mix for Mr. Lipscomb that reflects a strong bias for performance-based compensation tied to shareholder value creation. Mr. Lipscomb's target total direct compensation package will continue to have 50% weight on equity-based compensation and 70% weight on performance-based components of pay (annual cash incentives plus long-term equity incentives).

In arriving at its decisions on executive compensation, the Compensation Committee referenced two separate peer groups, a proxy peer group of similarly-situated companies, used to determine compensation levels; and a broader general industry peer group, used to benchmark performance for purposes of determining EBITDA margin relative to peers as part of the revised Long Term Incentive Plan. The proxy peer group provides appropriate benchmarks for total direct compensation levels of companies of similar size and scope, regardless of the specific markets within which the Company competes. On the other hand, the general industry peer group used for performance comparisons reveals how well the Company is responding in the face of the challenges and opportunities of the markets in which we compete.
The proxy peer group used for fiscal 2015 compensation decisions is the same peer group used for the fiscal 2014 compensation decisions, as well as the compensation study conducted in fiscal 2013, and included the following companies:

Air Industries Group, Inc.	Dynamic Materials Corp
Allied Motion Technologies, Inc.	EDAC Technologies Corp.
American Superconductor Corp.	Graham Corp.
Breeze-Eastern Corporation	Natural Gas Services Group, Inc.
Broadway Energy, Inc.	Power Solutions International, Inc.
Butler National Co.	Sun Hydraulics Corp
Capstone Turbine Corp.	Synalloy Corp.
CPI Aerostructures, Inc.	Universal Stainless & Alloy Products
The general industry peer group selected for the purpose of performance comparisons was the Global Industry Classification Standard (GICS) Aerospace and Defense group of companies larger than $50 million in revenues. Fifty-one companies are currently classified into this peer group.
Compensation Committee Interlocks and Insider Participation
During fiscal 2014, the following directors were members of the Compensation Committee: John G. Chapman, Sr., Donald C. Molten, Jr., Alayne L. Reitman, and Norman E. Wells, Jr. None of the Compensation Committee’s members have at any time been an officer or employee of the Company. None of our NEOs serve or in the past fiscal year has served as a member of the board of directors or compensation committee of any entity that has one or more NEOs serving on the Company’s Board or Compensation Committee.
Compensation Committee Report on Executive Compensation.
The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

The Compensation Committee, in the performance of its duties and responsibilities, has reviewed and discussed with management the information provided under the section titled “Compensation Discussion and Analysis”. Based on discussions with management and our review of the “Compensation Discussion and Analysis” disclosure, we have recommended to the Board that the “Compensation Discussion and Analysis” be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2014.

The foregoing report has been furnished by the current members of the Compensation Committee, being:

Compensation Committee
Norman E. Wells, Jr., Chairperson
John G. Chapman, Sr.
Donald C. Molten, Jr.
Alayne L. Reitman

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal 2014

The following table sets forth information regarding the compensation of the Company’s Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, who are the only named executive officers of the Company, for the fiscal years ended September 30, 2014, 2013 and 2012:

Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($) (2)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3) (4)	Total ($)
Michael S. Lipscomb	2014	345,733	—	1,107,700	—	202,950	—	6,703	1,663,086
President and CEO	2013	—	—	—	—	—	—	311,300	311,300
	2012	—	—	728,750	—	—	—	328,800	1,057,550
James P. Woidke	2014	301,500	—	606,318	—	165,066	—	19,030	1,091,914
Chief Operating Officer	2013	276,900	—	—	—	196,400	—	18,200	491,500
	2012	259,600	—	158,300	—	—	—	19,800	437,700
Catherine M. Kramer	2014	195,500	—	237,838	—	88,560	—	14,970	536,868
Vice President and CFO	2013	182,300	—	—	—	110,000	—	37,800	330,100
	2012	46,700	—	—	—	—	—	2,300	49,000

(1)
Amounts shown do not reflect compensation actually received by the executive officer. The awards for which amounts are shown in this column include the stock awards described in the aforementioned “Long-Term Incentives”. The above amounts represent the grant date fair values of the stock awards granted in fiscal 2014, 2013 and 2012, as measured in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification Topic 718, Compensation – Stock Compensation. Such fair value is based on the target number of restricted and performance-based stock awards granted in each of the three fiscal years noted multiplied by the closing market price of the Company’s Common Shares on the NYSE MKT Exchange on the date of grant. As explained under "Long Term Incentives" in the Compensation Discussion and Analysis, the long-term incentive awards originally granted in fiscal 2013 were canceled and replaced with a new grant in fiscal 2014.

(2)
Reflects the value of annual incentive compensation earnings for named executive officers. For fiscal 2014, actual EBITDA results were slightly below target and actual working capital was within the target range, resulting in a payout percentage of 97% of target. These awards follow the annual incentive plan’s payout formula; no discretionary adjustments were made. These cash incentives were paid in November 2014.

(3)
All other compensation for Messrs. Lipscomb and Woidke consists of amounts contributed by the Company as matching contributions pursuant to the SIFCO Industries, Inc. Employees' 401(k) Plan, a defined contribution plan.

(4)
All other compensation for Ms. Kramer consists of amounts contributed by the Company as matching contributions pursuant to the SIFCO Industries, Inc. Employees' 401(k) Plan, a defined contribution plan; and relocation benefits paid by the Company in fiscal 2013.

Grants of Plan-Based Awards

The following table sets forth information regarding the grants of plan-based awards for fiscal 2014 for each individual named in the Summary Compensation Table:

Grant of Plan-Based Awards
Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards (4)			Estimated Future payouts under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Options Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael S. Lipscomb
	11/21/14	103,125	206,250	309,375	—	—	—	—	—	—	—
	02/28/14	—	—	—	6,200	12,400	18,600	—	—	—	328,600
	12/06/13	—	—	—	14,700	29,400	44,100	—	—	—	779,100
James P. Woidke
	11/21/14	83,875	167,750	251,625	—	—	—	—	—	—	—
	02/28/14	—	—	—	3,900	7,800	11,700	—	—	—	206,700
	12/06/13	—	—	—	4,050	8,100	12,150	—	—	—	214,650
	11/13/13	—	—	—	—	—	—	8,400	—	—	184,968
Catherine M. Kramer
	11/21/14	45,000	90,000	135,000	—	—	—	—	—	—	—
	02/28/14	—	—	—	1,837	3,675	5,512	—	—	—	97,388
	12/06/13	—	—	—	2,650	5,300	7,950	—	—	—	140,450

(1)	The performance-based stock awards reflected in these columns were granted under the Company’s 2007 LTIP in fiscal 2014.

(2)	Represents restricted stock awards granted under the Company's 2007 LTIP in fiscal 2014.

(3)
For the November 2013 Restricted Stock grant, fair value is based on the number of shares granted multiplied by the closing market price of the Company's Common Shares on the NYSE MKT Exchange on the date of the grant, which was $22.02. For the December 2013 equity grants, fair value is based on the target number of performance-based stock awards granted multiplied by the closing market price of the Company’s Common Shares on the NYSE MKT

Exchange on the date of grant, which was $26.50. For the February 2014 equity grants, fair value is based on the target number of performance-based stock awards granted multiplied by the closing market price of the Company's Common Shares on the NYSE MKT Exchange on the date of the grant, which was $26.50.

(4)	Represents non-equity compensation related to fiscal 2014 annual incentive compensation award. The actual amounts paid are reflected in the Summary Compensation Table.

Outstanding Equity Awards

For each individual named in the Summary Compensation Table, set forth below is information relating to such person’s ownership of unearned restricted shares and performance-based shares at September 30, 2014. There were no outstanding stock options at September 30, 2014.

Outstanding Equity Awards at Fiscal Year-End
Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercises Price ($)	Option Expiration Date	Number of Share or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Award: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)

Michael S. Lipscomb
Performance Shares	—	—	—	N/A	—	—	41,800	1,258,180
Restricted Shares	—	—	—	N/A	—	—	6,667	200,677
James P. Woidke
Performance Shares	—	—	—	N/A	—	—	15,900	478,590
Restricted Shares	—	—	—	N/A	—	—	8,400	252,840
Cahterine M. Kramer
Performance Shares	—	—	—	N/A	—	—	8,975	270,148

(1)	Based on the actual number of restricted stock awards and the target number of performance-based stock awards.

(2)	Based upon the closing market price of the Company’s Common Shares on the NYSE MKT Exchange on September 30, 2014, which was $30.10.

Stock Awards Vested

For each individual named in the Summary Compensation Table, set forth below is information relating to such person’s ownership of vested restricted shares and performance-based shares during fiscal 2014. There were no options exercised by any of the NEOs during fiscal 2014.

Options Exercised and Stock Awards Vested
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Michael S. Lipscomb
Performance Shares	N/A	N/A	N/A	N/A
Restricted Shares	N/A	N/A	6,667	166,675
James P. Woidke
Performance Shares	N/A	N/A	3,632	123,608
Restricted Shares	N/A	N/A	N/A	N/A
Cahterine M. Kramer
Performance Shares	N/A	N/A	N/A	N/A

(1)	Based upon the closing market price of the Company’s Common Shares on the NYSE MKT Exchange for when the awards were realized.

Defined Benefit Pension Plan

None of the NEOs participate in the Company's defined benefit pension plan for salaried employees, which was frozen to new entrants and ceased future benefit accruals as of March 1, 2003.

Supplemental Executive Retirement Plan

None of the NEOs participate in the Company's non-qualified Supplemental Executive Retirement Plan ("SERP"), which was frozen to new entrants and ceased future benefit accruals as of March 1, 2003.

Potential Payments Upon Termination or Change-in-Control

The Company has entered into a Change in Control and Severance Agreement with Mr. Woidke, which provides severance benefits in the event of his involuntary termination with or without a change in control. The Company has entered into a Change in Control Agreement with Ms. Kramer, which provides severance benefits in the event of her involuntary termination as a result of a change in control. The purpose of these agreements is to reinforce and encourage the continued attention and dedication of these executives to their assigned duties without distraction in the face of (i) solicitations by other employers and (ii) the potentially disturbing circumstances arising from the possibility of a change in control of the Company. These agreements provide the following benefits:

•In the case of Mr. Woidke, if Mr. Woidke is terminated other than for cause or if he terminates for good reason, including a change of control, the Change in Control and Severance Agreement provides for a lump sum severance payment equal to 150% of his annual compensation in effect at the time of termination, including base salary plus annual cash incentive, continuation of health and welfare insurance coverage for up to 24 months following termination, and accelerated vesting of existing equity incentive awards granted determined on a pro rata basis for awards granted prior to fiscal 2014. The terms of the equity incentive award granted in fiscal 2014 provide for accelerated full vesting upon a termination within 12 months following a change in control. For purposes of determining annual compensation relative to severance payments, the annual cash incentive portion of Mr. Woidke’s annual compensation is determined by calculating an average of the annual cash incentive amounts awarded to him during the three (3) fiscal years prior to termination.

•In the case of Ms. Kramer, if, within the two year period following a change of control, Ms. Kramer is terminated other than for cause or if she terminates for good reason, the Change in Control Agreement provides for a lump sum severance payment equal to 150% of her annual base salary in effect at the time of termination and continuation of health and welfare insurance coverage for up to 24 months following termination. The terms of the equity incentive award granted in fiscal 2014 provide for accelerated full vesting upon a termination within 12 months following a change in control.

There are no agreements in place with respect to payments to be made to Mr. Lipscomb in the event of his termination. The terms of the equity incentive award granted in fiscal 2014 provide for full vesting upon a termination within 12 months following a change in control.

The following table describes the potential payments upon termination of employment of Mr. Woidke or Ms. Kramer. The table assumes the executive's employment was terminated on September 30, 2014, the last business day of the Company’s 2014 fiscal year.

Potential Payments Upon Termination of Employment
Name and Principal Position	Voluntary Termination	Involuntary Not For Cause Termination – without a Change in Control ($)	Involuntary Not For Cause Termination – with a Change in Control ($)
James P. Woidke Severance Accelerated Vested Performance Stock awards (1) Health & Welfare Insurance	-0- -0- -0-	$613,513 $401,113 $ 44,832	$613,513 $401,113 $ 44,832
Catherine M. Kramer Severance Accelerated Vested Performance Stock awards (1) Health & Welfare Insurance	-0- -0- -0-	-0- -0- -0-	$300,000 $159,530 $ 44,832

(1)	Based upon the closing market price of the Company’s Common Shares on the NYSE MKT Exchange on September 30, 2014, which was $30.10.

DIRECTOR COMPENSATION

The annual cash retainer for the Chairman of the Board is $85,000. The annual cash retainer for all other non-employee directors is $30,000. In addition, Committee members receive a $4,000 cash retainer per year. The Chair of the Audit Committee receives an additional $12,000 cash retainer per year; the Chair of the Compensation Committee receives an additional $7,000 cash retainer per year; and the Chairs of the Governance Committee and any Special Committee receive an additional $5,000 cash retainer per year. Directors who are employees of the Company do not receive the annual retainer.

Under our 2007 Long Term Incentive Plan, each non-employee director who holds such position on the date of the annual meeting of the shareholders will be awarded annually, on the date of the annual meeting of shareholders, shares of our Common Stock valued at $40,000 based on the 90 day average stock price as of December 31 of the prior year. The Chairman of the Board on the date of the annual meeting of the shareholders will be awarded shares of our Common Stock valued at $20,000 on such date.
Our Amended and Restated Code of Regulations provides that we will indemnify any of our directors or former directors who was or is a party or is threatened to be made a party to any matter, whether civil, criminal, administrative or investigative, by reason of the fact that the individual is or was a director of the Company. We also currently have in effect director and officer insurance coverage.
The following table shows the compensation paid to each of the non-employee directors during fiscal 2014. Mr. Lipscomb, who is our Chief Executive Officer, does not receive any additional compensation for his services as a director.

Director Compensation Table
	Director Compensation for Fiscal 2014
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (2)	Total ($)
Hudson D. Smith	30,000	54,584	—	—	—	329,035	413,619
Donald C. Molten, Jr.	39,000	54,584	—	—	—	—	93,584
John G. Chapman, Sr.	39,000	54,584	—	—	—	—	93,584
Alayne L. Reitman	44,000	54,584	—	—	—	—	98,584
Norman E. Wells, Jr.	39,000	54,584	—	—	—	—	93,584
Mark J. Silk (3)	9,333	-0-	—	—	—	—	9,333
Jeffrey P. Gotschall	85,000	27,292	—	—	—	—	112,292

(1)
Each non-employee Director except Mr. Gotschall was awarded 1,754 restricted shares of the Company’s common stock. Mr. Gotschall as Chairman of the Board, was awarded 877 restricted shares of the Company's common stock. Fair value is based on (i) the number of restricted stock awards granted in fiscal 2014 multiplied by (ii) the closing market price of the Company’s Common Shares on the NYSE MKT Exchange on the date of grant, which was $31.12.

(2)
With respect to Mr. Smith, all other compensation consists of payments made to Forged Aerospace Sales, LLC during fiscal 2014 under the Sales Representative Agreement, further described below, for services other than as director.

(3)	Mr. Silk joined the Board of Directors in March 2014.

Mr. Smith previously held several executive level positions with the Company and, in connection with his resignation from the Company, Mr. Smith entered into a Sales Representative Agreement with the Company, the terms of which are substantially the same as the terms of other agreements the Company maintains with its third-party sales representatives. Compensation under the Sales Representative Agreement, which resulted in payments of $329,035 in fiscal 2014, is based strictly upon earned sales commissions with no guaranteed minimum obligation to Mr. Smith and/or to Forged Aerospace Sales, LLC.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Audit Fees

Fees paid or payable to Grant Thornton LLP for the audits of the annual financial statements included in the Company’s Form 10-K and for the reviews of the interim financial statements included in the Company’s Forms 10-Q for the years ended September 30, 2014 and 2013 were $415,500 and $184,300, respectively. The Audit Committee has sole responsibility for determining whether and under what circumstances an independent registered public accounting firm may be engaged to perform audit-related services and must pre-approve any non-audit related service performed by such firm. In fiscal 2014, audit and non-audit related fees, to the extent they were incurred, were pre-approved by the Audit Committee.

Audit-Related Fees

Fees paid or payable to Grant Thornton LLP for audit-related services for the years ended September 30, 2014 and 2013 were $0 and $2,150, respectively.

Tax Fees

There were no fees paid or payable during fiscal 2014 or 2013 to Grant Thornton LLP for tax compliance or consulting services.

All Other Fees

There were no fees paid or payable during fiscal 2014 or 2013 to Grant Thornton LLP for products or services other than the professional services described above.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2014, with the Company's management and with the Company's independent registered public accounting firm, Grant Thornton LLP. The Audit Committee also has (i) discussed with Grant Thornton LLP the matters required to be discussed by the Statement of Auditing Standards No. 61, as amended (Communication with Audit Committees), (ii) received the written communications from Grant Thornton LLP pursuant to the applicable requirements of the Public Company Accounting Oversight Board certifying the firm’s independence and (iii) the Audit Committee discussed the independence of Grant Thornton LLP with that firm. Grant Thornton LLP has confirmed to the Company that it is in compliance with all rules, standards and policies of the Independence Standards board and the SEC governing auditor independence.

The Audit Committee operates under a written charter as last amended in May 2013.

Based upon the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2014 to be filed with the SEC.

Audit Committee
Alayne L. Reitman, Chairperson
John G. Chapman, Sr.
Donald C. Molten, Jr.
Norman E. Wells, Jr.

PROPOSAL 2 – TO RATIFY THE SELECTION OF AUDITORS

The firm of Grant Thornton LLP has been the Company's independent registered public accounting firm since 2002. The Board of Directors has chosen that firm to audit the accounts of the Company and its consolidated subsidiaries for the fiscal year ending September 30, 2015, subject to the ratification of the shareholders for which the affirmative vote of a majority of the Common Shares present and voting at the 2015 Annual Meeting (in person or by proxy) is required. Proposal No. 2 is a non-binding proposal. Although shareholder ratification is not required under the laws of the State of Ohio, the appointment of Grant Thornton LLP is being submitted to the Company’s shareholders for ratification at the 2015 Annual Meeting in order to provide a means by which our shareholders may communicate their opinion to the Audit Committee. If our shareholders do not ratify the appointment of Grant Thornton LLP, the Audit Committee will reconsider the appointment, but is not obligated to change the appointment, and may for other reasons be unable to make another appointment. Grant Thornton LLP has advised the Company that neither the firm nor any of its members or associates has any direct or indirect financial interest in the Company or any of its affiliates other than as auditors.

Board Recommendation - the Board of Directors recommends that you vote FOR the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending September 30, 2015. Unless you instruct otherwise on your proxy card or in person, your proxy will be voted in accordance with the Board’s recommendation.

Representatives of Grant Thornton LLP are expected to be present at the 2015 Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING OF SHAREHOLDERS

A shareholder who intends to present a proposal at the 2016 Annual Meeting, and who wishes to have the proposal included in the Company's proxy statement and form of proxy for that meeting, must deliver the proposal to the Company no later than August 16, 2015. Any shareholder proposal submitted other than for inclusion in the Company's proxy materials for the 2016 Annual Meeting must be delivered to the Company no later than October 30, 2015 or such proposal will be considered untimely. If a shareholder proposal is received after October 30, 2015, the Company may vote, in its discretion as to the proposal, all of the Common Shares for which it has received proxies for the 2016 Annual Meeting.

OTHER MATTERS

The Company does not know of any other matters that will come before the meeting. In case any other matter should properly come before the 2015 Annual Meeting, it is the intention of the persons named in the enclosed proxy or their substitutions to vote in accordance with their best judgment in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with their judgment pursuant to the discretionary authority conferred by the enclosed proxy.

NO INCORPORATION BY REFERENCE

The Compensation Committee Report and the Audit Committee Report (including reference to the independence of the Audit Committee members) are not deemed filed with the SEC or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or future filings made by us under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate such information by reference. The section of this Proxy Statement entitled "Proposal to Elect Eight (8) Directors," "Section 16(a) Beneficial Ownership Reporting Compliance," "Corporate Governance and Board of Director Matters," "Compensation Discussion and Analysis," "Executive Compensation," "Compensation Committee Report," "Compensation Committee Interlocks and Insider Participation," "Director Compensation," and "Principal Accounting Fees and Services" are specifically incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014.

NOTICE REGARDING DELIVERY OF SECURITY HOLDER DOCUMENTS

The SEC now permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, such stockholders continue to receive a separate notice of the meeting and proxy card. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. The Company has not instituted householding for shareholders of record; however, a number of brokerage firms may have instituted householding for beneficial owners of the Company’s Common Shares held through such brokerage firms. If your family has multiple accounts holding shares of Common Shares of the Company, you already may have received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this Proxy Statement or our Annual Report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

EXECUTIVE OFFICERS OF THE COMPANY

Disclosure regarding the executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014 filed with the SEC under the heading “Directors, Executive Officers and Corporate Governance”, which is incorporated into this Proxy Statement by reference. This Annual Report will be delivered to our shareholders with the Proxy Statement. Copies of the Company’s filings with the SEC, including the Annual Report, are available to any shareholder through the SEC’s internet website at http://www.sec.gov or in person at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, DC 20549. Information regarding operations of the Public Reference Room may also be obtained by calling the SEC at 1-800-SEC-0330. Shareholders may also access our SEC filings free of charge on the Company’s own internet website at

http://www.sifco.com/proxy_materials. The content of the Company’s website is available for informational purposes only, and is not incorporated by reference into this Proxy Statement.

By order of the Board of Directors.        SIFCO Industries, Inc.

Megan L. Mehalko, Corporate Secretary
December 12, 2014

PROXY
SIFCO INDUSTRIES, INC.
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON January 28, 2015
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JEFFREY P. GOTSCHALL and HUDSON D. SMITH the proxies of the undersigned to vote the shares of the undersigned at the Annual Meeting of Shareholders of SIFCO Industries, Inc., to be held on January 28, 2015, and at any and all adjournments thereof.

IF NO INSTRUCTION IS INDICATED, THIS PROXY WIL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE PROPOSAL TO RATIFY THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND, IN THE DISCRETION OF THE PROXIES, ON SUCH OTHER BUSINESS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT.

(Continued, and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held January 28, 2015.

The Notice of Annual Meeting of Shareholders, Proxy Statement and our 2014 Annual Report are available at: http://www.viewproxy.com/sifco/2015

The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

Please mark your votes like this ☒

1. ELECT EIGHT (8) DIRECTORS: To elect the following persons for one-year terms expiring at the 2016 Annual Meeting of Shareholders:

		FOR all nominees listed below (except as indicated to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below
01 Jeffrey P. Gotschall	05 Alayne L. Reitman	☐	☐
02 John G. Chapman, Sr.	06 Hudson D. Smith		
03 Michael S. Lipscomb	07 Norman E. Wells, Jr.		
04 Donald C. Molten, Jr.	08 Mark J. Silk		

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space below)

____

☐ FOR ☐ AGAINST ☐ ABSTAIN

WILL ATTEND THE MEETING ☐

Please mark, date and sign this proxy card and return it in the accompanying envelope. Please sign as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

____
Signature Date

____
Signature (if held jointly) Date

CONTROL NUMBER

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▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

SIFCO INDUSTRIES, INC.

CONTROL NUMBER

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PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet:

Go to www.cesvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.